Exhibit 10

Execution Version

SERIES C PREFERRED
STOCK PURCHASE AGREEMENT

This SERIES C PREFERRED STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of the date written on the signature line hereof (the “Purchase Date”) by and between eUniverse, Inc., a Delaware corporation (the “Company”), and the purchasers listed on the Schedule of Purchasers attached hereto (the “Purchasers”). Certain terms used and not otherwise defined in the text of this Agreement are defined in Section 12 of this Agreement.

W I T N E S S E T H

WHEREAS, the Company desires to issue and to sell to the Purchasers, and the Purchasers desire to purchase from the Company, the Series C Preferred Shares (as hereinafter defined), all in accordance with the terms and provisions of this Agreement; and

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants herein contained, the parties hereto hereby agree as follows:

1.             Authorization of Securities. The Company has authorized the issuance and sale of shares of its Series C Convertible Preferred Stock, par value $.10 per share (the “Series C Preferred Shares”), which will be convertible into shares of the Company’s common stock, par value $.001 per share (the “Common Stock”). The Series C Preferred Shares will have the rights, preferences and privileges set forth in the form of Certificate of Designations, Powers, Preferences and Rights substantially in the form attached hereto as Exhibit A (the “Certificate of Designation”). The shares of Common Stock into which the Series C Preferred Shares are convertible are sometimes referred to herein as the “Conversion Shares” and the Series C Preferred Shares delivered pursuant to this Agreement and the Conversion Shares are sometimes referred to herein collectively as the “Securities”.

2.             Sale and Purchase of the Securities.

2.1   Upon the terms and subject to the conditions herein contained, the Company agrees to sell to the Purchasers, and the Purchasers agree to purchase from the Company, at the Closing (as hereinafter defined), such number of Series C Preferred Shares as equals $8,000,000 (the “Purchase Price”) divided by $1.50 per share (as adjusted for a stock split, reverse split, stock dividend, merger, consolidation, exchange of shares, recapitalization, reorganization or other similar event).

2.2   No Series C Preferred Shares may be issued other than as contemplated by this Agreement, except as agreed in writing between the Company and a majority-in-interest of the Series C Preferred Shares.

3.             Closing. The closing of the sale to, and purchase by, the Purchasers of the Series C Preferred Shares to be delivered pursuant to this Agreement (the “Closing”) shall occur at the offices of Orrick, Herrington & Sutcliffe LLP, 400 Sansome Street, San Francisco, California 94111, as soon as practicable after the satisfaction or waiver of all of the conditions set forth in Section 6 hereof or at such other time and place as the Company and the Purchasers may agree (the “Closing Date”), provided that if the Closing Date does not occur by December 31, 2003 either party may terminate this Agreement so long as such party is not in breach of this Agreement.  At the Closing, the Company shall deliver to the Purchasers one or more certificates evidencing the Series C Preferred Shares to be delivered pursuant to this Agreement (in such denomination as shall be specified in writing by each Purchaser at least three days in advance of the Closing), each of which shall be registered in the Purchaser’s name or its designee, against delivery to the Company of the Purchase Price payable by wire transfer of immediately available funds to an account that the Company will designate in writing to the Purchasers at least two business days prior to the Closing Date.

4.             Representations and Warranties of the Purchasers, Register of Securities, Restrictions on Transfer. Each Purchaser represents and warrants to the Company as follows:

4.1   Organization. The Purchaser is validly existing and in good standing under the laws of its state of organization, and has all requisite power and authority to enter into this Agreement and consummate the transactions contemplated hereby.

4.2   Validity. The execution, delivery and performance of this Agreement, and the other documents and instruments referred to herein, in each case to which the Purchaser is a party, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary action on the part of the Purchaser. This Agreement has been duly executed and delivered by the Purchaser and constitutes a valid and binding obligation of the Purchaser enforceable against it in accordance with its terms.

4.3   Brokers. There is no broker, investment banker, financial advisor, finder or other Person which has been retained by or is authorized to act on behalf of the Purchaser who might be entitled to any fee or commission for which the Company will be liable in connection with the execution of this Agreement and the consummation of the transactions contemplated hereby.

4.4   Investment Representations and Warranties. The Purchaser understands that the Securities have not been, and will not upon issuance be, registered under the Securities Act of 1933, as amended (the “Securities Act”), by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Purchaser’s representations as expressed herein and that the certificates evidencing the Securities shall bear a legend to that effect, unless prior to conversion of any Series C Preferred Shares, the Common Stock issuable upon conversion thereof shall have been so registered.  The Purchaser understands that the Securities are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Purchaser must hold the Securities indefinitely unless they are registered with the Securities and Exchange Commission (the “SEC”) and qualified by state authorities, or an exemption from such registration and qualification requirements is available.  The Purchaser further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Securities, and on requirements relating to the Company which are outside of the Purchaser’s control, and which the Company may not be able to satisfy.

4.5   Acquisition for Own Account.  The Securities to be acquired by the Purchaser will be acquired for investment for the Purchaser’s own account (or for the account of Purchaser’s affiliated venture funds) not as a nominee or agent, and not with a view to the resale or distribution of any part thereof in any manner that would cause issuance of the Securities hereunder to fail to be exempt from the registration requirements of the Securities Act, and the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same in any manner that would cause issuance of the Securities hereunder to fail to be exempt from the registration requirements of the Securities Act.  The Purchaser has not been formed for the specific purpose of acquiring any of the Securities.

4.6   Ability to Protect Its Own Interests and Bear Economic Risks. The Purchaser represents that by reason of the business and financial experience of its management, the Purchaser has the capacity to protect its own interests in connection with the transactions contemplated by this Agreement.  The Purchaser further represents that the Purchaser is able to bear the economic risk of an investment in the Securities, and has an adequate income independent of any income produced from an investment in the Securities and has sufficient net worth to sustain a loss of all of its investment in the Securities without economic hardship if such a loss should occur.  The Purchaser is aware of the Company’s business affairs and financial condition and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Securities assuming the truth, accuracy and completeness of the information provided by the Company, its officers, directors, attorneys and agents.  Without limiting the foregoing, the Purchaser is aware that the Company has restated its financial statements for the second and third quarter of the fiscal year ended March 31, 2003 (“Fiscal 2003”), issued an earnings warning for the fourth quarter of fiscal 2003, has been delisted from the Nasdaq SmallCap Market, is the subject of an informal inquiry with the Nasdaq and an informal inquiry from the SEC and is named as a defendant in several pending class action and shareholder derivative lawsuits.  However, nothing contained in this Section 4.6 shall be deemed to in any way qualify any of the representations and warranties of the Company contained in Section 5.

4.7   Accredited Investor. The Purchaser represents that it is an “accredited investor” as that term is defined in Regulation D promulgated under the Securities Act.

4.8   Access to Information. The Purchaser has had adequate opportunity to ask questions of, and receive answers from, the Company’s officers, employees, agents, accountants, and representatives concerning the Company’s business, operations, financial condition, assets, liabilities, and all other matters relevant to its investment in the Securities.

5.             Representations and Warranties by the Company.  The Company represents and warrants to the Purchasers as follows:

5.1   Capitalization. (a) The authorized capital stock of the Company immediately prior to the Closing will consist of 250,000,000 shares of Common Stock, par value $.001 per share, and 40,000,000 shares of preferred stock (“Preferred Stock”), par value $.10 per share.  Immediately prior to the Closing, ten million (10,000,000) shares of the Preferred Stock will be designated as Series A 6% Convertible Preferred Stock (the “Series A”), 4,098,335 shares of preferred stock will be designated Series B Preferred Stock (“Series B”), 20,000,000 shares of preferred stock will be designated Series C Preferred Shares and 2,000,000 shares of Preferred Stock will be designated Series C-1 Preferred Shares (the “Series C-1 Preferred Shares”).  There are

outstanding 26,562,239 shares of Common Stock, 300,500 shares of Series A, 1,923,077 shares of Series B, no Series C Preferred Shares and no Series C-1 Preferred Shares, and the Company has no other shares of capital stock authorized, issued or outstanding.

(b)   Except as set forth on Schedule 5.1, (i) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exercisable or exchangeable for, any shares of capital stock of the Company, or arrangements by which the Company is or may become bound to issue additional shares of capital stock, nor are any such issuances or arrangements contemplated other than pursuant to Existing Stock Option Plans, (ii) there are no agreements or arrangements under which the Company is obligated to register the sale of any of its securities under the Securities Act (except as provided hereunder or in the Registration Rights Agreement), (iii) the Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its equity securities or any interests therein or to pay any dividend or make any distribution in respect thereof and (iv) except as set forth on Schedule 5.1 the Company has not reserved any shares of capital stock for issuance pursuant to any stock option plan or similar arrangement. The capitalization of the Company as of the date hereof, including, without limitation, the authorized capital stock, the number of shares issued and outstanding, the number of shares issuable and reserved for issuance pursuant to the Company’s stock option plans, the number of shares issuable and reserved for issuance pursuant to securities (other than the Series C Preferred Shares) exercisable for, or convertible into or exchangeable for any shares of capital stock and the number of shares to be reserved for issuance upon conversion of the Series C Preferred Shares is set forth in Section 5.1(a) above and on Schedule 5.1 of the disclosure schedule delivered by the Company to the Purchasers in connection herewith. Schedule 5.1 also lists any stockholders that, to the Company’s knowledge, beneficially own five percent (5%) or more of the Common Stock, determined in accordance with Rule 13d-3 under the Exchange Act. Except as set forth on Schedule 5.1 there are no securities or instruments containing antidilution or similar provisions that will be triggered by the issuance of the Securities in accordance with the terms of this Agreement or the issuance of the Conversion Shares in accordance with the Certificate of Designation.

(c)   The Company has furnished to the Purchasers true and correct copies of the Company’s Certificate of Incorporation (the “Certificate of Incorporation”) as in effect on the date hereof, and the Company’s by-laws (the “By-laws”) as in effect on the date hereof.

5.2   Due Issuance and Authorization of Capital Stock. All of the outstanding shares of capital stock of the Company have been duly authorized, validly issued and are fully paid and nonassessable. Except as set forth on Schedule 5.2, no shares of capital stock of the Company are subject to (a) preemptive rights or any other similar rights of the stockholders of the Company or (b) any lien, claim, judgment, charge, mortgage, security interest, pledge, escrow equity, restriction or transfer or other encumbrance (collectively, “Encumbrances”) imposed by the Company or any agreement to which the Company or its officers or directors are a party and the sale and delivery of the Securities to the Purchasers pursuant to the terms hereof and the issuance of the Conversion Shares to the Purchasers upon conversion of the Series C Preferred Shares and Series C-1 Preferred Shares will vest in the Purchasers legal and valid title to such Securities, free and clear of all Encumbrances other than those that may arise solely by virtue of the action of the Purchasers or under applicable securities laws.  At the Closing, the Securities will be duly authorized, validly issued, fully paid and nonassessable and a sufficient number of shares of Common Stock have been reserved for issuance upon conversion of the Series C Preferred Shares and Series C-1 Preferred Shares. Except as set forth on Schedule 5.2 none of the Securities are subject to (a) preemptive rights or any other similar rights of the stockholders of the Company or (b) immediately prior to the Closing, Encumbrances.

5.3   Organization. The Company was incorporated in the State of Delaware. The Company (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, (b) is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the nature of the property owned or leased by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified would not have a “Material Adverse Effect” on the Company, (c) has its principal place of business and chief executive office at 6060 Central Drive, Suite 300, Los Angeles, CA 90045 and (d) has all requisite corporate power and authority to own or lease and operate its assets and carry on its business as presently being conducted. For purposes of this Agreement, “Material Adverse Effect” shall mean any material adverse effect on (i) the Securities, (ii) the ability of the Company or the Purchasers to perform their respective obligations under this Agreement, the Certificate of Designation, Amended and Restated Promissory Note, the Warrants, the Voting Agreement, or the Registration Rights Agreement (collectively, the “Transaction Documents”), or (iii) the results of operations, financial condition, properties, assets, liabilities, business, prospects or operations of the Company and any of its Subsidiaries, taken as a whole (in any case, a “Material Adverse Effect”).

5.4   Subsidiaries. Except as set forth on Schedule 5.4, the Company has no subsidiaries and has no equity interest in any corporation, partnership, joint venture, limited liability company or other Person.

5.5   Consents. Neither the execution, delivery or performance of this Agreement or any other Transaction Document by the Company, nor the consummation by it of the obligations and transactions contemplated hereby or thereby (including, without limitation, the issuance, the reservation for issuance and the delivery of the Securities) requires any consent, license or approval of, authorization by, exemption from, filing or registration with, or notice to any Governmental Entity or authority or any other Person, other than (a) the filings under applicable securities laws required to comply with the Company’s registration obligations under the Registration Rights Agreement (b) the filing of the Certificate of Designation with the Secretary of State of Delaware and (c) consents listed on Schedule 5.5.

5.6   Financial Statements. The Company has delivered or caused to be delivered to the Purchasers audited consolidated balance sheets dated as of March 31, 2001, March 31, 2002, and March 31, 2003 and audited consolidated statements of income and retained earnings and cash flows of the Company and any Subsidiaries, as applicable, for the years ended March 31, 2001, March 31, 2002, and March 31, 2003 (the financial statements for the fiscal year ended March 31, 2003 are hereinafter referred to as the “2003 Financial Statements”) together with an unqualified opinion thereon from the Company’s independent accountants, except as set forth in Schedule 5.6 (collectively, the “Audited Financial Statements”).  Attached hereto as Schedule 5.6 are an unaudited consolidated balance sheet of the Company and the Subsidiaries, as applicable, as of June 30, 2003, and unaudited consolidated statements of income of the Company and any

Subsidiaries, as applicable, for the three months ended June 30, 2003 (the “June 2003 Financial Statements”).  Except as set forth on Schedule 5.6, the 2003 Financial Statements were prepared in conformity with generally accepted accounting principles (“GAAP”) applied on a consistent basis (except as may be indicated in the notes thereto) and present fairly, in all material respects, the financial position and the results of operations of the Company and the Subsidiaries, as applicable, as of the dates, and for the periods, referred to therein.  Except as set forth on Schedule 5.6, the June 2003 Financial Statements were prepared in conformity with GAAP applied on a consistent basis (except for the lack of footnote disclosure and normal, customary year-end audit adjustments) and present fairly, in all material respects, the financial position and the results of operations of the Company and the Subsidiaries, as applicable, as of the dates, and for the periods, referred to therein.

5.7   Title to Property and Assets. Neither the Company nor any Subsidiary, as the case may be, owns any real property. Except as set forth on Schedule 5.7, each of the Company and the Subsidiaries owns its personal property and assets free and clear of all Encumbrances, except liens that arise in the ordinary course of business which do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company and its Subsidiaries, Encumbrances in favor of equipment lessors and purchase money security interests.  Except as set forth on Schedule 5.7 with respect to any real property, the Company is not in material violation of any of its leases. All machinery, equipment, furniture, fixtures and other personal property and all plants, buildings, structures and other facilities, including, without limitation, office space used by the Company and the Subsidiaries in the conduct of its business, is in good operating condition and fit for operation in the ordinary course of business (subject to normal wear and tear) except for any defects which will not materially interfere with the conduct of normal operations of the Company and the Subsidiaries. The Company has made available for review by the Purchasers true and complete copies of any leases related to the real property used by the Company and the Subsidiaries in the conduct of their business (the “Real Property”).

5.8   SEC Documents. Except as set forth in Schedule 5.8, since January 1, 2003, the Company has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the Exchange Act (all of the foregoing filed prior to the date hereof and after January 1, 2003, and all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein, being hereinafter referred to herein as the “SEC Documents”). The Company has delivered to the Purchasers true and complete copies of the SEC Documents, except the exhibits and schedules thereto and the documents incorporated therein. Except as set forth in Schedule 5.8, as of their respective dates, the SEC Documents complied with the requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  Except as set forth in Schedule 5.8, as of their respective dates, the financial statements of the Company included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC applicable with respect thereto.  Except as set forth in Schedule 5.8, such financial statements have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except (a) as may be otherwise indicated in such financial statements or the notes thereto, or (b) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to immaterial year-end audit adjustments).

5.9   Authorization; Enforcement. The Company has all requisite corporate power and has taken all necessary corporate action required for the due authorization, execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby (including, without limitation, the issuance of the Securities).  The execution, delivery and performance by the Company of each of the Transaction Documents, the execution and filing of the Certificate of Designation, and the consummation by the Company of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of the Company.  Immediately prior to the Closing, the Company will have filed the Certificate of Designation and taken all actions as may be necessary or advisable to provide the Purchasers with the rights contemplated by the Transaction Documents.  This Agreement and each other Transaction Document have been duly and validly executed and delivered by the Company and constitute the valid and binding obligation of the Company, enforceable against the Company in accordance with their respective terms.

5.10         Issuance of Shares. The Securities have been duly authorized and a sufficient number of shares of authorized but unissued Common Stock have been reserved for issuance upon conversion of the Series C Preferred Shares and the Series C-1 Preferred Shares as currently constituted, and upon such issuance or conversion in accordance with the terms of this Agreement or the Certificate of Designation (as applicable), all such Securities will be duly authorized, validly issued, fully paid and non-assessable, and free from all taxes, liens, claims and Encumbrances, and will not be subject to preemptive rights or other similar rights of stockholders of the Company and will not impose personal liability upon the holder thereof.

5.11         No Conflicts. The execution, delivery and performance of this Agreement and each other Transaction Document, the execution and filing of the Certificate of Designation, and the consummation of the transactions contemplated hereby and thereby (including, without limitation, the issuance and reservation for issuance, as applicable, of the Securities) will not (a) result in a violation of the Certificate of Incorporation or By-laws of the Company, (b) conflict with or result in the breach of the terms, conditions or provisions of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any right of termination, acceleration or cancellation under, any material agreement, lease, mortgage, license, indenture, instrument or other contract to which the Company or any Subsidiary is a party, (c) result in a violation of any law, rule, regulation, order, judgment or decree (including, without limitation, U.S. federal and state securities laws and regulations) applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected, that would reasonably be expected to result in liability to the Company in excess of $100,000, or (d) result in the creation of any Encumbrance upon any of their assets other than those imposed pursuant to this Agreement or the exhibits hereto.  Neither the Company nor any Subsidiary is in violation of its certificate of incorporation, certificate of formation, articles of organization, limited liability company agreement, partnership agreement or by-laws (as applicable in each case), and except as set forth on Schedule 5.11 neither the Company nor any Subsidiary is in default (and no event has occurred which, with notice or lapse of time or both, would cause the Company or any Subsidiary to be in default) under, nor has there occurred any event giving others (with notice or lapse of time or both) any rights of termination, amendment, acceleration or cancellation of, any material agreement, indenture or instrument to which the Company or any Subsidiary is a party. The business of the Company and its Subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity, except for violations that, either singly or in the aggregate, would not have a Material Adverse Effect.

5.12         Intellectual Property. (a) “Intellectual Property” means (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereon, and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof, (ii) all trademarks, service marks, trade dress, logos, trade names, Internet domain names and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith (collectively, “Trademarks”), (iii) all copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith, and all content and information contained on any website (iv) all trade secrets and confidential business information (including, without limitation, ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals), (v) all computer software (including, without limitation, data and related documentation) and source codes, (vi) all other proprietary rights, (vii) all copies and tangible embodiments of the foregoing (in whatever form or medium) and (viii) all licenses or agreements in connection with the foregoing. “Company Intellectual Property” means all Intellectual Property which is used in connection with the business of, or as presently contemplated to be conducted by, the Company or any Subsidiary, and which the Company or any Subsidiary owns or has rights in and to pursuant to a License Agreement (as defined below), the absence of which would have a Material Adverse Effect.

(b)           Except as set forth on Schedule 5.12(a), with respect to each material item of Company Intellectual Property:

(i)    the Company and the Subsidiaries possess all right, title and interest in and to the item (if owned), free and clear of any Encumbrance, license or other restriction, and the Company or its Subsidiaries has taken or caused to be taken reasonable and prudent steps to protect its rights in and to, and the validity and enforceability of, the item and no trade secret of the Company or any Subsidiary has been disclosed or authorized to be disclosed to any third party other than pursuant to a written nondisclosure agreement that adequately protects the Company’s and the applicable Subsidiary’s proprietary interests in and to such trade secrets;

(ii)   the item (if owned) is not subject to any outstanding injunction, judgment, order, decree, ruling or charge;

(iii)  no action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand is pending or, to the knowledge of the Company, is threatened which challenges the legality, validity, enforceability, use or ownership of the item (if owned);

(iv)  the Company has never agreed to indemnify any Person for or against any interference, infringement, misappropriation or other conflict with respect to the item;

(v)   each license, sublicense, agreement or permission covering the item (“License Agreements”) is legal, valid, binding, enforceable and in full force and effect;

(vi)  neither the Company nor any Subsidiary has licensed or sublicensed its rights in any Company Intellectual Property, or received or been granted any such rights, other than pursuant to the License Agreements; and

(vii)   to the knowledge of the Company or any subsidiary thereof no party (other than the Company) to any License Agreement is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification or acceleration thereunder, except for any such breach, default or event which would not have a Material Adverse Effect.

Schedule 5.12(b) sets forth a list of all material Company Intellectual Property and identifies which is owned, licensed, leased or otherwise used, as the case may be. All Company or Subsidiary registered patents, and all registered and unregistered copyrights, trademarks, and service marks are valid and subsisting and in full force and effect and are not subject to any taxes or other fees except for annual filing and maintenance fees. Neither the Company nor any Subsidiary is aware of (a) any notice, claim or assertion that any item of Company Intellectual Property is or potentially may be invalid or (b) any facts which would cause a reasonable person to conclude that any item of Company Intellectual Property is or potentially may be invalid. Neither the Company nor any Subsidiary is currently or has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of third parties in any manner which could reasonably be expected to result in a Material Adverse Effect, and there is no pending or, to the best of knowledge of the Company, threatened claim or litigation against the Company or any Subsidiary contesting the right to use Intellectual Property rights, asserting the misuse of any thereof, or asserting the infringement or other violation of any Intellectual Property rights of a third party where such infringement or violation could reasonably be expected to result in a Material Adverse Effect.  Except as set forth on Schedule 5.12, all Trademarks have been in continuous use by the Company or Subsidiaries, and the Trademarks listed on Schedule 5.12(b) for which the Company or any Subsidiary has obtained or applied for a registration have been continuously used in the form appearing in, and in connection with the goods and services listed in, their respective registration certificates. To the knowledge of the Company and its Subsidiaries, there has been no material prior use of such Trademarks by any third party which would confer upon said third party superior rights in such Trademarks. The Company and its Subsidiaries have adequately policed the material Trademarks against third party infringement so as to maintain the validity of such Trademarks.

(c)   Other than as set forth on Schedule 5.12(c), which Schedule sets forth a list of all material Company Intellectual Property so effected, there are no outstanding options, licenses,

or agreements of any kind relating to Company Intellectual Property owned by the Company, nor is the Company or any Subsidiary bound by or a party to any options, licenses, or agreements of any kind with respect to Company Intellectual Property owned by the Company.  To the best of knowledge of the Company and any Subsidiary, no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with the material Intellectual Property rights of the Company or any Subsidiary.

(d)   To the best of knowledge of the Company, none of the key employees, contractors or agents of the Company or any Subsidiary are obligated under any contract (including, without limitation, licenses, covenants, or commitments of any nature) or other agreement, or subject to any judgment, decree, or order of any court or administrative agency, that would interfere with the use of his or her reasonable diligence to promote the interests of the Company or any Subsidiary or that would conflict with the Company’s or the Subsidiary’s businesses as presently conducted or contemplated to be conducted. Neither the execution, delivery or performance of this Agreement, nor the carrying on of the Company’s or the Subsidiaries’ businesses by the employees, contractors or agents of the Company or the Subsidiaries, nor the conduct of the Company’s and the Subsidiaries’ businesses as presently conducted or contemplated to be conducted, will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant, or instrument under which any such key employee, contractors or agents is obligated, and which conflict, breach or default would reasonably be expected to have a Material Adverse Effect.

(e)   The Company has entered into written agreements with all key employees, contractors or agents of the Company and each Subsidiary with provisions seeking to protect the confidentiality of all Company Intellectual Property and to ensure full and unencumbered ownership by the Company or a Subsidiary of all Company Intellectual Property including, without limitation, appropriate “work for hire” language. The Company, without an independent investigation, is not aware of any violation by any such employees, contractors or agents of such agreements. All proprietary Company Intellectual Property was either developed: (i) by employees of the Company or any Subsidiary within the scope of their employment; or (ii) by independent contractors who have assigned all of their rights to the Company or any Subsidiary pursuant to written agreement.

(f)    No stockholder, member, director, officer, employee, contractors or agents of the Company or any Subsidiary has any interest in any of the Company Intellectual Property, other than by virtue of their stock ownership of the Company.

(g)   The consummation of the transactions contemplated hereby will not result in the loss or impairment of the Company’s or any Subsidiary’s rights to own, use, or to bring any action for the infringement of, any of the Company Intellectual Property, nor will such consummation require the consent of any third party in respect of any Company Intellectual Property.

(h)   Except as set forth in Schedule 5.12(h), neither the Company nor any Subsidiary:

(i)    has granted to any third party any exclusive rights of any kind (including, without limitation, exclusivity with regard to categories of advertisers on any World Wide Web site, territorial exclusivity or exclusivity with respect to particular versions, implementations or translations of any of the Company Intellectual Property), nor has the Company or any Subsidiary granted any third party any right to market any of the Company Intellectual Property under any private label or “OEM” arrangements;

(ii)   has any outstanding sales or advertising contract, commitment or proposal (including, without limitation, insertion orders, slotting agreements or other agreements under which the Company or any Subsidiary has allowed third parties to advertise on or otherwise be included in a World Wide Web site) that the Company currently expects to result in any loss in excess of $50,000 to the Company upon completion or performance thereof; or

(iii)  has any material oral contracts or arrangements for the sale of advertising or any other product or service.

5.13         Foreign Corrupt Practices Act. Neither the Company nor any Subsidiary, director, officer, agent, employee or other Person acting on behalf of the Company or any Subsidiary has, in the course of his, her or its actions for, or on behalf of, the Company or any Subsidiary, offered or made, directly or indirectly through any other Person, any payments of anything of value (in the form of a contribution, gift, entertainment or other expense), to (a) any Person employed by, or acting in an official capacity on behalf of, any governmental agency, department or instrumentality, or (b) any foreign or domestic government official, political party or official of such party, or any candidate for political office or employee thereof. Neither the Company, any Subsidiary, nor any director, officer, agent, employee or other Person acting on behalf of the Company or any Subsidiary has violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or made any bribe, rebate, payoff, influence payment, kickback or unlawful payment to any foreign or domestic government or political party official, employee, appointee or candidate.

5.14         Material Contracts. Each Material Contract of the Company and any of its Subsidiaries is listed on Schedule 5.14 hereof . Each such contract is the legal, valid and binding obligation of the Company, enforceable against the Company and/or such Subsidiary, as the case may be, in accordance with its terms. Except as set forth on Schedule 5.14 there has not occurred any breach, violation or default by the Company or any other action by the Company that, with the lapse of time, the giving of notice or the election of any Person, or any combination thereof, would constitute a breach, violation or default by the Company or its Subsidiary, as the case may be, under any such contract or, to the knowledge of the Company or its Subsidiary, as the case may be, by any other Person to any such contract. Except as set forth on Schedule 5.14 neither the Company nor any Subsidiary has been notified that any party to any Material Contract intends to cancel, terminate, not renew or exercise an option under any Material Contract, whether in connection with the transactions contemplated hereby or otherwise.

5.15         Right of First Refusal; Voting and Registration Rights. To the best of the Company’s knowledge and except as set forth on Schedule 5.15, no party has any right of first refusal, right of first offer, right of co-sale, preemptive right or other similar right regarding the Company’s securities. Except as set forth on Schedule 5.15 or in the Certificate of Designation, there are no provisions of the Certificate of Incorporation or the By-laws of the Company or any of its Subsidiaries, no agreements to which the Company or any of its Subsidiaries is a party and no agreements by which the Company, any of its Subsidiaries or the Securities are bound, which (a) may affect or restrict the voting rights of each Purchaser with respect to the Securities in its capacity as a stockholder of the Company, (b) restrict the ability of each Purchaser, or any successor thereto or assignee or transferee thereof, to transfer the Securities, (c) would adversely affect the Company’s right or ability to consummate the transactions contemplated by this Agreement or comply with the terms of the Transaction Documents and the transactions contemplated hereby or thereby, (d) require the vote of more than a majority of the Company’s issued and outstanding Common Stock, voting together as a single class, to take or prevent any corporate action, other than those matters requiring a class vote under Delaware law, or (e) entitle any party to nominate or elect any director of the Company or require any of the Company’s stockholders to vote for any such nominee or other Person as a director of the Company in each case, except as provided for in or contemplated by this Agreement.

5.16         Form S-3 Eligibility.  [Reserved]

5.17         Previous Issuances. All shares of capital stock and other securities issued by the Company prior to the Closing Date have been issued in transactions registered under the Securities Act or exempt from the registration requirements under the Securities Act and all applicable state securities or “blue sky” laws, and in compliance with all applicable corporate laws. The Company has not offered any of its capital stock, or any other securities, for sale to, or solicited any offers to buy any of the foregoing from the Company, or otherwise approached or negotiated with any other Person in respect thereof, in such a manner as to require registration under the Securities Act (except where such a registration has been filed).  No holder of any of the Company’s capital stock has any rescission or pre-emptive rights.

5.18         No Integrated Offering. Neither the Company, nor any of its Affiliates or any other Person acting on the Company’s behalf, has directly or indirectly engaged in any form of general solicitation or general advertising with respect to the Securities nor have any of such Persons made any offers or sales of any security or solicited any offers to buy any security under circumstances that would require registration of the Securities under the Securities Act or cause this offering of Securities to be integrated with any prior offering of securities of the Company for purposes of the Securities Act or any applicable stockholder approval provisions, including, without limitation, NASD Rule 4460(i) or any similar rule.

5.19         Absence of Certain Developments. Except as set forth on Schedule 5.19 since March 31, 2003, neither the Company nor its Subsidiaries have suffered any change or development which has had a Material Adverse Effect.  Except as set forth on Schedule 5.19, since March 31, 2003, the Company and its Subsidiaries have conducted their business in the ordinary and usual course consistent with past practices and have not (a) sold, leased, transferred or otherwise disposed of any of the assets (other than dispositions in the ordinary course of business consistent with past practices), (b) terminated or amended in any material respect any Material Contract or lease to which the Company or any of its Subsidiaries is a party or to which it is bound or to which its properties are subject, (c) suffered any loss, damage or destruction, whether or not covered by insurance, which has had a Material Adverse Effect, (d) made any change in the accounting methods or practices it follows, whether for general financial or tax purposes, (e) incurred any liabilities (other than in the ordinary course of business or contractual liabilities) which, individually or in the aggregate, have had a Material Adverse Effect, (f) incurred, created or suffered to exist any Encumbrances (other than non-material Encumbrances) on its assets, (g) increased the compensation payable or to become payable to any of its officers or employees or increased any bonus, severance, accrued vacation, insurance, pension or other employee benefit plan, payment or arrangement made by the Company or any of its Subsidiaries for or with any such officers or employees out of the ordinary course of business, (h) suffered any labor dispute, strike, or other work stoppage, (i) made or obligated itself to make any capital expenditures in excess of $200,000 individually, (j) entered into any contract or other agreement requiring the Company or a Subsidiary to make payments in excess of $200,000 individually, other than in the ordinary course of business consistent with past practices, (k) paid any dividends, whether in cash or property, on account of, or repurchased any of, the Common Stock, or (l) entered into any agreement to do any of the foregoing.

5.20         No Undisclosed Material Liabilities. Schedule 5.20 sets forth an accurate list of (a) all liabilities of the Company and its Subsidiaries in excess of $50,000 individually that are not reflected on the June 2003 Financial Statements of those entities that became Subsidiaries of the Company after the date of the June 2003 Financial Statements, or in the SEC Documents (other than trade payables in the ordinary course of business), and (b) all loan agreements, indemnity or guaranty agreements, bonds, mortgages, liens, pledges or other security agreements to which the Company or any Subsidiary is a party relating to indebtedness in an amount in excess of $100,000.  Except as set forth on Schedule 5.20, since the date of the June 2003 Financial Statements, neither the Company nor any Subsidiary has incurred any liabilities of any kind, character and description, whether accrued, absolute, secured or unsecured, contingent or otherwise other than (i) liabilities incurred in the ordinary course of business subsequent to the date of the June 2003 Financial Statements and (ii) obligations under contracts and commitments incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected in the June 2003 Financial Statements.

5.21         Litigation. Except as set forth on Schedule 5.21, as of the date hereof, there is no claim, action, proceeding, lawsuit, inquiry, arbitration or investigation before or by any court, public board, arbitrator, governmental body, agency or official, self-regulatory organization or body including, without limitation, the SEC or the National Association of Securities Dealers Automated Quotation System, pending or, to the knowledge of the Company or any Subsidiary, threatened against or affecting the Company, any Subsidiary, or their respective properties or their respective directors or officers in their capacities as such. The Company has not received any written notice of information that could reasonably be expected to give rise to a claim or proceeding which would reasonably be expected to have a Material Adverse Effect or could prevent or materially delay the consummation of the transactions contemplated hereby.  Neither the Company nor any Subsidiary is subject to any outstanding order, ruling, judgment or decree that would reasonably be expected to have a Material Adverse Effect or could prevent or materially delay the consummation of the transactions contemplated hereby.

5.22         Compliance with Laws. Neither the Company nor any Subsidiary has received notification from any Governmental Entity (a) asserting a violation of any law, statute, ordinance or regulation or the terms of any judgments, orders, decrees, injunctions or writs applicable to the conduct of its business which, if true, could reasonably be expected to have a Material Adverse

Effect, (b) threatening to revoke any material license, franchise, permit or government authorization, or (c) materially restricting or limiting its operations as currently conducted or proposed to be conducted.

5.23         Taxes. The Company and each Subsidiary have made or filed all federal and all state, local and foreign income tax returns required to be filed with respect to the Company and each Subsidiary in a timely manner (taking into account all extensions of due dates), other than any immaterial filings. Without limiting the applicability of Section 5.20 hereof, the Company and each Subsidiary have paid all taxes and other governmental assessments and charges shown or determined to be due on such reports, returns and declarations, except those being contested in good faith and for which adequate reserves have been made, and has set aside on its books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply and ending prior to the date hereof.  Except as set forth in Schedule 5.23, there are no unpaid taxes claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company know of no basis for any such claim. Neither the Company or any Subsidiary has executed a waiver with respect to any statute of limitations relating to the assessment or collection of any federal, state or local tax.  Except as set forth on Schedule 5.23, none of the Company’s or any Subsidiary’s tax returns has been or is being audited by any taxing authority.

5.24         Employee Relations. (a)  All bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock and Existing Stock Option Plan, employment or severance contracts, health and medical insurance plans, life insurance and disability insurance plans, other material employee benefit plans, contracts or arrangements which cover employees or former employees of the Company or the Subsidiaries including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA (the “Employee Benefit Plans”), are listed on Schedule 5.24. No Employee Benefit Plans are or were collectively bargained for or have terms requiring assumption or any guarantee by the Purchasers.

(b)   There have been no violations of ERISA or the Code that could reasonably be expected to have a Material Adverse Effect relating to any Employee Benefit Plan. The Company has timely filed all documents, notes and reports (including IRS Form 5500) for each such Employee Benefit Plan with all applicable governmental authorities and has timely furnished all required documents to the participants or beneficiaries of each such Employee Benefit Plans.

(c)   The Company and its Subsidiaries have entered into individualized written employment agreements with the officers and key employees of the Company and its Subsidiaries listed on Schedule 5.24, true and complete copies of which have been delivered to Purchasers. To the knowledge of the Company, no employee of or consultant to the Company or any Subsidiary is in violation of any term of any employment contract or any other contract or agreement relating to the relationship of any such employee or consultant with the Company or any Subsidiary the violation of which could reasonably be expected to result in a loss to the Company in excess of $5,000. The Company and each Subsidiary have operated and administered all plans, programs and arrangements providing compensation and benefits to employees in accordance with their terms and with all applicable laws. To the Company’s knowledge, no key employee has any plans to terminate his or her employment with the Company or any Subsidiary, nor does the Company or any Subsidiary have any present intention to terminate the employment of any key employee.

(d)   The Company and its Subsidiaries are not delinquent in payments to any of their employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed through the date hereof or amounts required to be reimbursed to them prior to the date hereof. The Company and its Subsidiaries are in compliance with all applicable federal, state and local laws, rules and regulations respecting employment, employment practices, labor, terms and conditions of employment and wages and hours, except for either immaterial instances of noncompliance or instances of noncompliance of which the Company is unaware which may be reasonably cured without the incurrence by the Company or the Subsidiary of any material cost or liability. Neither the Company nor any Subsidiary is bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, commitment or arrangement with any labor union, and, to the knowledge of the Company, no labor union has requested or has sought to represent any of the employees, representatives or agents of the Company or any Subsidiary. There is no labor strike, dispute, slowdown or stoppage actually pending or, to the knowledge of the Company, threatened against or involving the Company or any Subsidiary. There are no suits, actions, disputes, claims (other than routine claims for benefits), investigations or audits pending or, to the knowledge of the Company, threatened in connection with any Employee Benefit Plan that would reasonably be expected to have a Material Adverse Effect.

(e)   No director or officer or other employee of the Company or any Subsidiary will become entitled to any retirement, severance or similar benefit or enhanced or accelerated benefit (including any acceleration of vesting or lapse of repurchase rights or obligations with respect to any Employee Benefit Plan) solely as a result of the transactions contemplated in this Agreement; and (ii) no payment made or to be made to any current or former employee of director of the Company or any of its Affiliates by reason of the transactions contemplated hereby (whether alone or in connection with any other event, including, but not limited to, a termination of employment) will constitute an “excess parachute payment” within the meaning of Section 280G of the Code.

5.25         Acknowledgment Regarding Securities. The Company acknowledges that its obligation to issue Conversion Shares upon conversion of the Series C Preferred Shares, in accordance with the terms of this Agreement and the Certificate of Designation, is absolute and unconditional, regardless of the dilution that such issuance may have on the ownership interests of other stockholders of the Company. Taking the foregoing into account, the Company’s Board of Directors has determined in its good faith business judgment that the issuance of the Securities hereunder and the consummation of the other transactions contemplated hereby are (a) in the best interests of the Company and its stockholders and (b) do not breach (with or without the passage of time or the giving of notice) any obligations of the Company or any Subsidiary the result of which would have a Material Adverse Effect. The Company’s Board of Directors has approved the terms of this Agreement and the Certificate of Designation and the transactions contemplated hereby and thereby. Schedule 5.25 sets forth any adjustments, Encumbrances or rights that would be triggered by the issuance of the Securities pursuant to agreements between the Company or any Subsidiary and any lender or holder of an equity interest or other securities of the Company or any Subsidiary.

5.26         Brokers. There is no broker, investment banker, financial advisor, finder or other Person which has been retained by or is authorized to act on behalf of the Company who might be entitled to any fee or commission for which the Company will be liable in connection with the execution of this Agreement and the consummation of the transactions contemplated hereby.

5.27         Environmental Matters. (a)(i) No written notice, notification, demand, request for information, citation, summons, complaint or order has been received by, and no investigation, action, claim, suit, proceeding or review is pending or, to the knowledge of the Company, threatened by any Person against, the Company or any Subsidiary, and no penalty has been assessed against the Company or any Subsidiary, in each case, with respect to any matters relating to or arising out of any Environmental Law; (ii) the Company and its Subsidiaries are in compliance with all Environmental Laws except for failures to comply that would generate a liability of less than $100,000 in the aggregate; and (iii) to the knowledge of the Company there are no liabilities of or relating to the Company or any Subsidiary relating to or arising out of any Environmental Law that would reasonably be expected to result in a liability of more than $100,000 in the aggregate.

(b)   For purposes of this Agreement, the term “Environmental Laws” means federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, codes, injunctions, permits and governmental agreements relating to human health and the environment and applicable to the Company, including, but not limited to, Hazardous Materials; and the term “Hazardous Material” means all substances or materials regulated as hazardous, toxic, explosive, dangerous, flammable or radioactive under any Environmental Law including, but not limited to: (i) petroleum, asbestos, or polychlorinated biphenyls and (ii) in the United States, all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan.

5.28         Related-Party Transactions. Except as set forth on Schedule 5.28 hereto, no employee, officer, director, stockholder or Affiliate of the Company or any of its Subsidiaries or member of his or her immediate family is currently indebted to the Company or any of its Subsidiaries, nor is the Company or any of its Subsidiaries indebted (or committed to make loans or extend or guarantee credit) to any of such individuals. Except as set forth on Schedule 5.28 hereto, as of the date hereof none of such Persons has any direct or indirect ownership interest in any firm or corporation with which the Company (other than Affiliates) has a business relationship, or any firm or corporation that competes with the Company except that employees, officers, or directors of the Company and members of their immediate families may own stock in an amount not to exceed 1% of the outstanding capital stock of publicly traded companies that may compete with the Company. As of the date hereof, except as set forth on Schedule 5.28 hereto no employee, director, officer or stockholder of the Company and no member of the immediate family of any employee, officer, director or stockholder of the Company is directly or indirectly interested in any Material Contract with the Company.

5.29         Insurance. The Company and each Subsidiary has in force fire, casualty, product liability and other insurance policies, with extended coverage, sufficient in amount to allow it to replace any of its material properties or assets which might be damaged or destroyed or sufficient to cover liabilities to which the Company or any Subsidiary may reasonably become subject. The Company has a directors’ and officers’ liability insurance policy that, together with an excess liability policy, is in full force and effect in the amount of no less than $10 million. Schedule 5.29 sets forth a list of all insurance policies currently in effect that insure the business, operations, assets, directors, officers or employees of the Company and the Subsidiaries, the name of the carrier and the terms and amount of coverage. No default or event has occurred that could give rise to a default under any such policy.

5.30         Acknowledgment Regarding the Purchasers’ Purchase of the Securities. The Company acknowledges and agrees that each Purchaser is not acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to this Agreement or the transactions contemplated hereby, and the relationship between the Company and each Purchaser is “arms length” and that, except for the representations and warranties of the Purchasers under this Agreement, any statement made by the Purchasers or any of its representatives or agents in connection with this Agreement and the transactions contemplated hereby is not advice or a recommendation and is merely incidental to the Purchasers’ purchase of Securities and has not been relied upon by the Company, its officers or directors in any way. The Company further represents to the Purchasers that the Company’s decision to enter into this Agreement has been based solely on an independent evaluation by the Company and its representatives.

5.31         Disclosure. No representation or warranty by the Company contained in this Agreement, and no representation, warranty or statement by the Company contained in any certificate or schedule furnished or to be furnished at the Closing to the Purchasers pursuant to this Agreement, contains any untrue statement by the Company of a material fact or omits to state any material fact necessary to make any statement herein or therein not misleading.

All information relating to or concerning the Company and the Subsidiaries set forth in this Agreement, including, without limitation, in the Schedules hereto, or provided to the Purchasers and otherwise in connection with the transactions contemplated hereby is true and correct in all material respects and the Company has not omitted to state any material fact necessary in order to make the statements made herein or therein, in light of the circumstances under which they were made, not misleading.

5.32         Corporate Records. Copies of the Certificate of Incorporation of the Company, certified by the Secretary of State of the State of Delaware, and of the By-laws of the Company, certified by the Secretary of the Company, delivered pursuant to Section 6.1 to the Purchasers at the Closing are true and complete copies of such instruments as amended to the date of this Agreement. Such Certificate of Incorporation and By-laws are in full force and effect. The Company is not in violation of any provision of its Certificate of Incorporation or By-laws. The corporate records of the Company are correct and complete in all material respects.

5.33         Board Resolutions.  The Board of Directors of the Company has passed resolutions attached as Schedule 5.33 hereto (the “Board Resolutions”) recommending to its stockholders the transactions contemplated by this Agreement.

6.             Conditions of Parties’ Obligations.

6.1   Conditions of the Purchasers’ Obligations. The obligations of each Purchaser under Section 2 hereof are subject to the fulfillment prior to or on the Closing Date of all of the following conditions, any of which may be waived in whole or in part by the Purchasers.

(a)   Covenants; Representations and Warranties. (i) The Company shall have performed in all material respects its obligations hereunder required to be performed by it at or prior to the Closing Date, and shall have obtained all consents and approvals required for the consummation of the transactions contemplated hereby, and (ii) the representations and warranties of the Company contained in this Agreement and in any certificate or other writing delivered by the Company pursuant hereto shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) at and as of the Closing Date as if made at and as of the Closing Date, except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) would not, individually or in the aggregate, have a Material Adverse Effect;

(b)   Laws; Injunctions. There shall not be any statute, rule, regulation, injunction, order or decree, enacted, enforced, promulgated, entered, issued or deemed applicable to this Agreement or the transactions contemplated hereby (or in the case of any statute, rule or regulation, awaiting signature or reasonably expected to become law), by any court, government or governmental authority or agency or legislative body, domestic, foreign or supranational, that would, or would reasonably be expected to, have a Material Adverse Effect at or after the Closing Date.

(c)   Certificate of Designation. The Certificate of Designation shall have been filed with the Secretary of State of the State of Delaware, and the Purchasers shall have received confirmation satisfactory to it that such filing has occurred.

(d)   Series C-1 Certificate of Designation. The Certificate of Designation with respect to the Series C-1 Preferred Stock in the form of Exhibit B shall have been filed with the Secretary of State of the State of Delaware, and the Purchasers shall have received confirmation satisfactory to it that such filing has occurred.

(e)   Series A Certificate of Designation.  An amendment to the Certificate of Designation with respect to the Series A Preferred Stock of the Company shall have been prepared for filing with the Secretary of State of the State of Delaware deleting Section 12 thereof, in the form acceptable to Purchasers.  The Purchasers shall have received confirmation satisfactory to it that (1) the holders of Series A Preferred Stock have waived any past or current application of Section 12 of the Series A Certificate of Designation and (2) the requisite consents from holders of the Series A Preferred Stock of the Company have been obtained approving such amendment.

(f)    Qualification Under State Securities Laws. All registrations, qualifications, permits and approvals required under applicable state securities laws shall have been obtained for the lawful execution, delivery and performance of this Agreement and each other Transaction Document, including, without limitation, the offer and sale of the Securities.

(g)   Certificate of Officer. The Company shall have delivered to the Purchasers a certificate dated the Closing Date, executed by its principal executive officer, certifying the satisfaction of the conditions specified in paragraphs (a) and (b) of this Section 6.1.

(h)   Registration Rights Agreement. The Purchasers and the Company shall have executed and delivered the Registration Rights Agreement in the form of Exhibit C hereto.

(i)    Voting Agreement.  The Company shall have delivered to Purchasers the Voting Agreement attached as Exhibit D hereto duly executed by the Company and the signatories thereto.

(j)    Director Indemnification Agreement.  The Company shall have executed and delivered an Indemnification Agreement in the form of Exhibit F hereto for each director representative of the Purchasers.

(k)   Supporting Documents. The Purchasers shall have received the following:

(i)    A favorable opinion (the “Company Opinion”) from Fulbright & Jaworski L.L.P., counsel to the Company, dated the Closing Date, in the form of Exhibit H hereto.

(ii)   Copies of resolutions of the Board of Directors of the Company, certified by the Secretary or other authorized officer of the Company, authorizing and approving the filing of the Certificate of Designation, the execution, delivery and performance of the Transaction Documents and all other documents and instruments to be delivered pursuant hereto and thereto;

(iii)  A certificate of incumbency executed by the Secretary of the Company (A) certifying the names, titles and signatures of the officers authorized to execute the Transaction Documents to be executed by the Company and (B) further certifying that the Certificate of Incorporation and By-laws of the Company delivered to the Purchasers at the time of the execution of this Agreement have been validly adopted and have not been amended or modified, except to the extent provided in the Certificate of Designation; and

(iv)  Such additional supporting documentation and other information with respect to the transactions contemplated by this Agreement as the Purchasers or their counsel, Orrick, Herrington & Sutcliffe LLP, may reasonably request.

(l)    Composition of Board of Directors. On the Closing Date, the Company’s Board of Directors shall be composed of Brett C. Brewer, Lawrence R. Moreau, Brad Greenspan, Bradley Ward, Jeff Edell, Daniel Mosher, and two individuals elected by the Holders of a majority of the Series C Preferred Shares.

(m)  Consents and Waivers. The Company shall have obtained all consents or waivers necessary to execute and perform its obligations under this Agreement and the other

Transaction Documents, to issue the Series C Preferred Shares to be delivered pursuant to this Agreement and the Conversion Shares, and to carry out the transactions contemplated hereby and thereby. All corporate and other action and governmental filings necessary to effectuate the terms of this Agreement, the other Transaction Documents, the Series C Preferred Shares, the Conversion Shares, and other agreements and instruments executed and delivered by the Company in connection herewith shall have been made or taken.

(n)   No Material Adverse Change. There shall have been no material adverse change in the business, properties, assets, prospects or condition (financial or otherwise) of the Company from and after the date of this Agreement.

(o)   Financial Statements. The Purchasers shall have received an unqualified reliance letter of Moss Adams LLP with respect to the Company’s consolidated financial statements as of and for the years ended March 31, 2003.

(p)   Expenses.  The Company shall have reimbursed Purchasers for their transaction expenses by wire transfer in accordance with Section 14.10.

(q)   Trading Price.  The trading price of the Company’s Common Stock prior to the Closing Date shall be acceptable to Purchasers in their sole discretion.

(r)    Litigation.  The Company’s outstanding litigation shall have been resolved or progress towards resolution shall have been made in a manner acceptable to the Purchasers in their sole discretion.

6.2   Conditions of the Company’s Obligations. The obligations of the Company under Section 2 hereof are subject to the fulfillment prior to or on the Closing Date of all of the following conditions, any of which may be waived in whole or in part by the Company.

(a)   Covenants; Representations and Warranties. (i) The Purchasers shall have performed in all material respects their obligations hereunder required to be performed by it at or prior to the Closing Date, and shall have obtained all consents and approvals required for the consummation of the transactions contemplated hereby, and (ii) the representations and warranties of the Purchasers contained in this Agreement and in any certificate or other writing delivered by the Purchasers pursuant hereto shall be true and correct (without giving effect to any limitation as to “materiality” set forth therein) at and as of the Closing Date as if made at and as of the Closing Date, except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” set forth therein) would not, individually or in the aggregate, have a material adverse effect on the Purchasers.

(b)   Laws; Injunctions. There shall not be any statute, rule, regulation, injunction, order or decree, enacted, enforced, promulgated, entered, issued or deemed applicable to this Agreement or the transactions contemplated hereby (or in the case of any statute, rule or regulation, awaiting signature or reasonably expected to become law), by any court, government or governmental authority or agency or legislative body, domestic, foreign or supranational, that would, or would reasonably be expected to, have a material adverse effect on the Purchasers.

(c)   Registration Rights Agreement. The Purchasers and the Company shall have executed and delivered the Registration Rights Agreement.

6.3   Conditions of Each Party’s Obligations. The respective obligations of each party to consummate the transactions contemplated hereunder are subject to the parties being reasonably satisfied as to the absence of (a) litigation challenging or seeking damages in connection with the transactions contemplated by this Agreement and (b) any provision of any applicable law or regulation, or any judgment, injunction, order or decree prohibiting or enjoining the transactions contemplated by this Agreement or by the Transaction Documents.

7.             Covenants of the Company. The Company agrees that the Company (and each of its Subsidiaries unless the context otherwise requires) will do the following:

7.1   Maintain Corporate Rights and Facilities. From the date hereof through the Closing, and thereafter for so long as the Purchasers own 50% or more of the Series C Preferred Shares issued hereunder (or the equivalent thereof in Common Stock if such Series C Preferred Shares are converted) maintain and preserve its corporate existence and all rights, franchises, licenses, trademarks, service marks, trade names, copyrights and other authority reasonably deemed adequate by the Company for the conduct of its business; maintain its properties, equipment and facilities in good order and repair; and conduct its business in an orderly manner without voluntary interruption.

7.2   Maintain Insurance. From the date hereof through the Closing, and thereafter for so long as the Purchasers own 50% or more of the Series C Preferred Shares issued hereunder (or the equivalent thereof in Common Stock if such Series C Preferred Shares are converted) maintain in full force and effect a policy or policies of insurance issued by insurers of recognized responsibility, insuring it and its properties and business against such losses and risks, and in such amounts, as are customary in the case of corporations of established reputation engaged in the same or a similar business.

7.3   Information Rights.  (a)  Access to Records. From the date hereof through the Closing, and thereafter for so long as the Purchasers own 50% or more of the Series C Preferred Shares issued hereunder (or the equivalent thereof in Common Stock if such Series C Preferred Shares are converted) the Company shall, and shall cause each Subsidiary to, afford to the Purchasers, the Affiliates of the Purchasers and each of their respective officers, employees, advisors, counsel and other authorized representatives (collectively with the Affiliates of the Purchasers, the “Representatives”), during normal business hours, reasonable access, upon reasonable advance notice, to all of the books, records and properties of the Company and its Subsidiaries and all officers and employees of the Company and such Subsidiaries. The Purchasers shall keep confidential information obtained by it in connection with any such inspection, except that the Purchasers shall be permitted to disclose the information relating to the Company’s business (i) to such of its representatives as need to know such information relating to the Company’s business for the sole purpose of evaluating the business of the Company, provided such Persons are informed of the confidential nature of the information relating to the Company’s business and the restrictions imposed hereby; (ii) to the extent required by law, rule or regulation or legal process; (iii) to the extent such information relating to the Company’s or any of its Subsidiaries’ business is or becomes publicly available other than as a result of a breach of this Section 7.3(a); or (iv) to the extent the Company shall have consented to such disclosure.  If the Purchasers desire to obtain any information pursuant to this Section 7 that contains material non-public information, Purchasers agree to sign a reasonable form of Confidentiality Agreement and become subject to the SEC insider trading policies of the Company.

(b)           Financial Reports. From the date hereof through the Closing, and thereafter for so long as the Purchasers own 50% or more of the Series C Preferred Shares issued hereunder (or the equivalent thereof in Common Stock if such Series C Preferred Shares are converted), the Company shall furnish to the Purchasers the following:

(i)    Quarterly Reports. As soon as available, but not later than the date of filing of the Company’s Form 10-Q with the SEC beginning with the report for the quarter ended June 30, 2003, (A) a consolidated balance sheet of the Company as of the end of such period and consolidated statements of income, cash flows and changes in stockholders’ equity for such quarterly accounting period and for the period commencing at the end of the previous fiscal year and ending with the end of such period, setting forth in each case in comparative form the corresponding figures for the corresponding period of the preceding fiscal year, and including comparisons to the budget or business plan, all prepared in accordance with generally accepted accounting principles consistently applied, subject to normal year-end adjustments and the absence of footnote disclosure, and (B) a report or presentation by management of the Company of the operating and financial highlights of the Company and its Subsidiaries for such period, which shall include (x) a comparison between operating and financial results and budget and (y) an analysis of the operations of the Company and its Subsidiaries for such period.

(ii)   Annual Audit. Beginning with the fiscal year ended March 31, 2003, as soon as available, but not later than 120 days after the end of each fiscal year of the Company, audited consolidated financial statements of the Company, which shall include statements of income, cash flows and changes in stockholders’ equity for such fiscal year and a balance sheet as of the last day thereof, each prepared in accordance with GAAP, and accompanied by the report of nationally- recognized independent certified public accountants selected by the Company’s Board of Directors (the “Accountants”). The Company and its Subsidiaries shall maintain a system of accounting sufficient to enable its Accountants to render the report referred to in this Section 7.3(b)(iii).

(iii)  Miscellaneous. Promptly upon becoming available, each of the following:

(A)  copies of all financial statements, reports, press releases, notices, proxy statements and other documents sent by the Company or its Subsidiaries to its stockholders generally or released to the public and copies of all regular and periodic reports, if any, filed by the Company or its Subsidiaries with the SEC, any securities exchange or the NASD;

(B)  notification in writing of the existence of any default under any material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which any of their assets are bound;

(C)  upon specific request, copies of all reports prepared for or delivered to the management of the Company or its Subsidiaries by its accountants; and

(D)  upon specific request, any other routinely collected financial or other information available to management of the Company or its Subsidiaries (including, without limitation, routinely collected statistical data).

7.4   Notice of Litigation, Disputes and Adverse Changes; Other Information. (a) From the date hereof through the Closing, and thereafter for so long as the Purchasers own 50% or more of the Series C Preferred Shares issued hereunder (or the equivalent thereof in Common Stock if such Series C Preferred Shares are converted) promptly notify the Purchasers of (i) each legal action, suit, arbitration or other administrative or governmental investigation or proceeding (whether federal, state, local or foreign) instituted or, to the Company’s knowledge, threatened against the Company (or of any occurrence or dispute which involves a reasonable likelihood of any such action, suit, arbitration, investigation or proceeding being instituted) reasonably likely to result in liability to the Company in excess of $100,000, or (ii) any other occurrence or change of circumstance relating to the Company which, in either such case, could reasonably be expected to materially and adversely affect the Company’s condition (financial or otherwise), properties, assets, liabilities, business, prospects or operations (except for any changes that are the effect or result of economic factors generally affecting the economy as a whole).

(b)   From the date hereof through the Closing, and thereafter for so long as the Purchasers own 50% or more of the Series C Preferred Shares issued hereunder (or the equivalent thereof in Common Stock if such Series C Preferred Shares are converted) promptly provide the Purchasers with such other information relating to the Company as reasonably requested by the Purchasers on an item by item basis.

7.5   Internal Accounting Controls. From the date hereof through the Closing, and thereafter for so long as the Purchasers own 50% or more of the Series C Preferred Shares issued hereunder (or the equivalent thereof in Common Stock if such Series C Preferred Shares are converted) maintain a system of internal accounting controls administered in accordance with Section 13(b)(2) of the Exchange Act.  The internal accounting controls shall be sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

7.6   Conduct of Business. From the date hereof through the Closing, and thereafter for so long as the Purchasers own 50% or more of the Series C Preferred Shares issued hereunder (or the equivalent thereof in Common Stock if such Series C Preferred Shares are converted) conduct its business in accordance with all applicable provisions of federal, state, local and foreign law, including without limitation, those pertaining to intellectual and proprietary property rights.

7.7   Compliance with Certificate of Incorporation and By-laws. From the date hereof through the Closing, and thereafter for so long as the Purchasers own 50% or more of the Series C Preferred Shares issued hereunder (or the equivalent thereof in Common Stock if such Series C Preferred Shares are converted) perform and observe all of its obligations to the holders of all of its securities set forth in the Company’s Certificate of Incorporation and By-laws.

7.8   Directors.  (a)  From the date hereof through the Closing, and thereafter reimburse all directors of the Company for their reasonable out-of-pocket expenses in connection with attending meetings of the Company’s Board of Directors and all committees thereof and all reasonable out-of-pocket expenses otherwise incurred in fulfilling their duties as directors. The Company, the Company’s Certificate of Incorporation, or the Company’s By-Laws if no provisions in the Certificate of Incorporation relate to directors’ liability or indemnification, shall at all times (i) eliminate the liabilities of directors to the maximum extent permitted by the law, and (ii) require the indemnification of all of the Company’s directors against liability for actions and omissions to act in their capacity as directors of the Company to the maximum extent that such individuals may lawfully be so indemnified by the Company.

(b)   From the date hereof through the Closing, and thereafter for so long as the Purchasers own 50% or more of the Series C Preferred Shares issued hereunder (or the equivalent thereof in Common Stock if such Series C Preferred Shares are converted) maintain in full force and effect a directors and officers liability insurance policy issued by an insurer or insurers of recognized responsibility, insuring its directors and officers against such losses and risks, and in such amounts, as are customary in the case of corporations of established reputation in the same or similar business in the amount of at least $5 million primary coverage and $5 million excess coverage. From the date hereof through the Closing, and thereafter for so long as the Purchaser owns 50% or more of the Series C Preferred Shares issued hereunder (or the equivalent thereof in Common Stock if such Series C Preferred Shares are converted) at least one of the members of the Board of Directors appointed by the Purchaser pursuant to the Certificate of Designation shall be appointed by the Board of Directors to serve on each committee of the Board of Directors, unless applicable law, stock exchange rules or the particular charter of a committee would prevent the representative of the Purchaser from serving on a particular committee.

(c)   The directors on the Board of Directors of the Company who are designated by the Series C Preferred Shares shall be accorded no less favorable treatment than any other Board member with respect to all matters, including without limitation, expense reimbursement, stock options or grants, benefits, and access to Company information and management (except for compensation paid to directors for extra responsibilities undertaken).

7.9   Use of Proceeds. The Company will use the proceeds from the sale of the Series C Preferred Shares for the purposes summarized on Schedule 7.9 hereto.

7.10         Reservation of Common Stock. The Company shall reserve and keep available out of its authorized but unissued Common Stock the number of shares required for issuance upon the conversion of all of the Series C Preferred Shares (including any additional shares which may become so issuable by reason of the operation of anti-dilution provisions of the Certificate of Designation).

7.11         Non-Disclosure and Non-Competition Agreement. The Company shall aggressively enforce and protect, to the fullest extent permitted by the applicable law, the Company’s rights with respect to all non-disclosure and non-competition agreements it has with third parties, including, without limitation, employees, where such enforcement is in the best interests of the Company and its stockholders as determined in good faith by the Company.

7.12         Advice of Changes; Filings. From the date hereof through the Closing, and thereafter for so long as the Purchaser owns 50% or more of the Series C Preferred Shares issued hereunder (or the equivalent thereof in Common Stock if such Series C Preferred Shares are converted) the Company shall confer with the Purchaser on a regular and frequent basis as reasonably requested by the Purchaser, orally and, if requested by the Purchaser, in writing, with regard to any change that has had a Material Adverse Effect.  From the date hereof through the Closing, and thereafter for so long as the Purchaser owns 50% or more of the Series C Preferred Shares issued hereunder (or the equivalent thereof in Common Stock if such Series C Preferred Shares are converted) the Company shall promptly provide to the Purchasers (or their counsel) copies of all filings made by the Company or any Affiliate with any Governmental Entity in connection with this Agreement and the transactions contemplated hereby.

7.13         Special Stockholders Meeting.

(a)   To the extent stockholder approval of any of the transactions contemplated by this Agreement including, without limitation, the approval of the matters contemplated by Section 11 hereof and the filing of the amended Series A Certificate of Designation contemplated by Section 6.1(e), is required by applicable law or otherwise appropriate to be obtained, as soon as practicable after the date hereof, the Company shall prepare and file with the SEC one or more proxy or information statements in connection with the transactions contemplated by this Agreement and the other Transaction Documents (each such proxy statement or information, together with any amendments or supplements thereto, in each case in the form mailed to the Company stockholders, being a “Proxy Statement”). Each Proxy Statement shall not, at the date such Proxy Statement is first mailed to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that the Company will file with the SEC in connection with the transactions contemplated herein will comply as to form and substance in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder. The Company shall promptly after the date hereof take all action necessary in accordance with the General Corporation Law of Delaware and the Certificate of Incorporation and By-laws to convene a stockholders meeting to vote on the issuance of the Securities to the Purchaser as promptly as practicable after the date hereof. The Company shall use its best efforts to solicit from stockholders of the Company proxies in favor of the aggregate transactions to be voted on at the stockholders meeting. The Company shall provide to the Purchaser drafts of any materials to be filed with the SEC or mailed to the Company’s stockholders and, prior to submitting or filing such materials with the SEC, shall accept reasonable comments from the Purchaser and its Representatives.

(b)   The Company shall ensure that each Proxy Statement contains all material disclosures and is in compliance with all applicable laws, rules, and regulations, and that the solicitation of the Stockholder Approval is made in compliance with all applicable laws, rules, and regulations.

7.14         Line of Credit.  The Line of Credit concept previously discussed by the parties in that certain Term Sheet #2 dated as of July 1, 2003 (the “Term Sheet #2”) is specifically eliminated and negated and not a part of any agreement or undertaking by the Purchasers or their affiliates.

7.15         NASDAQ Listing.  The Company shall use its reasonable best efforts to cause its common stock to be listed for trading on NASDAQ as soon as practicable.  Any decision to appeal from an adverse ruling shall be made by the Board of Directors of the Company.

8.             Negative Covenants of the Company.

8.1   No Solicitation. (a)  From the date hereof through the Closing Date, the Company shall and shall cause each Subsidiary and its Subsidiaries’ officers and directors to, and each of the foregoing shall cause their respective agents, representatives, advisors or subsidiaries, to cease any discussions or negotiations with any parties (other than the Purchaser) that may be ongoing with respect to (A) any acquisition or purchase of assets of the Company and its Subsidiaries other than in the ordinary course of business consistent with past practice, (B) the purchase of any equity security of the Company or any Subsidiary (including a self tender offer) or any security that is convertible, exchangeable or exercisable for any such equity security, (C) any merger, consolidation, business combination, sale of substantially all assets, recapitalization, Liquidation, or similar transaction involving the Company or any Subsidiary (other than a Permitted Acquisition), or (D) any other transaction the consummation of which would, or could reasonably be expected to, impede, interfere with, prevent or materially delay the transactions contemplated by this Agreement or which would, or could reasonably be expected to, materially dilute the benefits to the Purchasers of the transactions contemplated hereby (each of the foregoing items set forth in (A) through (D), an “Alternative Transaction”). From the date hereof through the Closing Date, the Company shall not, shall cause each Affiliate not to and shall not authorize or permit any of its or any such Person’s officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative representing any such Person to, directly or indirectly, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action to facilitate, any inquiries or the making of any proposal that may lead to an Alternative Transaction or (ii) participate in any discussions or negotiations with any third party regarding any proposed Alternative Transaction.

(b)   From the date hereof through the Closing Date, neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify the approval or recommendation by such Board of Directors or such committee of this Agreement, the Transaction Documents or any of the transactions contemplated hereby or thereby, (ii) approve or recommend any Alternative Transaction or (iii) cause or permit the Company or any Affiliate to enter to any letter of intent, agreement in principle or other agreement with respect to an Alternative Transaction.

(c)   In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 8.1, the Company shall promptly advise each Purchaser orally and in writing of any request for information or of any proposal or any inquiry regarding any Alternative Transaction, the material terms and conditions of such request, proposal or inquiry and the identity of the Person making such request, proposal or inquiry. The Company will keep each Purchaser fully informed of the status and details (including amendments or proposed amendments) of any such request, proposal or inquiry.

9.             Restrictive Legend. Each Purchaser understands that the Securities and any securities issued in exchange therefor may bear one or all of the following legends:

(i)    “THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF IN VIOLATION OF THE SECURITIES ACT OF 1933.

(ii)   Any legend required by the Blue Sky laws of any state to the extent such laws are applicable to the shares represented by the certificate so legended.

10.           Registration, Transfer and Substitution of Certificates for Shares.

10.1         Stock Register; Ownership of Securities. The Company will keep at its principal office a register in which the Company will provide for the registration of transfers of the Securities. The Company may treat the Person in whose name any of the Securities are registered on such register as the owner thereof and the Company shall not be affected by any notice to the contrary. All references in this Agreement to a “holder” of any Securities shall mean the Person in whose name such Securities are at the time registered on such register.

10.2         Replacement of Certificates. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any certificate representing Securities, and, in the case of any such loss, theft or destruction, upon delivery of indemnity reasonably satisfactory to the Company in form and amount or, in the case of any such mutilation, upon surrender of such certificate for cancellation at the office of the Company maintained pursuant to Section 10.1 hereof, the Company at its expense will execute and deliver, in lieu thereof, a new certificate representing Securities of like tenor.

11.           Loans.

11.1         Amendment to Existing Secured Note.  Effective as of the Closing Date, the parties agree to amend and restate the terms of the Secured Promissory Note as specified in Exhibit E.

11.2         New Loan.

(a)   Provided that the conditions described in this Section 11.2 are satisfied by January 31, 2004, the parties agree that a $4 million dollar senior secured loan (or such lesser amount as agreed to by the parties consistent with Section 11.2(a)(ii)) shall be made by the Purchasers or an affiliate of the Purchasers (or at Purchasers sole discretion, by a bank or other lender, with a guarantee provided by the Purchasers or an affiliate of Purchasers) and the loan will be accepted by the Company (the “Senior Secured Loan”) by February 28, 2004.  The terms of the Senior Secured Loan shall be as follows:

(i)    The Senior Secured Loan shall be secured by a first priority lien on all of the assets of the Company.

(ii)   The proceeds from the Senior Secured Loan may only be used for the transactions described in Schedule 11.2 hereof.

(iii)  The interest on the Senior Secured Loan shall be payable at an interest equal to the prime rate, as published from time to time by the Federal Reserve Bank in Statistical Release H.15., as it may change from time to time, and interest shall be payable quarterly by the first day of each calendar quarter.

(iv)  The principal shall be due and payable one year after the closing of the funding of the Senior Secured Loan.

(v)   If the Purchasers are not the lender, the Company shall have provided to the Purchasers an unconditional agreement to reimburse the Purchasers for any payments made by the Purchasers pursuant to the guarantee.  Such reimbursement obligation shall be secured by a lien on all the assets of the Company, subordinated only to the lien of the lender of the Senior Secured Loan.

(vi)  The Company will sign all documents and take all actions requested by the lender in order to complete the funding of the Senior Secured Loan.

(b)   At the time of the funding of the Senior Secured Loan, the Company shall issue to Purchasers five-year Warrants in the form of Exhibit G, exercisable for shares of Series C Preferred Stock at $2 per share (as appropriately adjusted for any stock splits, stock dividends, recapitalizations and the like), exercisable into an aggregate amount of 250,000 shares of Series C Preferred Stock for each one million dollars advanced to the Company under the Senior Secured Loan.

(c)   The right of the Company to receive proceeds from the Senior Secured Loan are subject to the following contingencies for the benefit of the Purchasers (which may be waived by the Purchasers in their sole discretion):

(i)    The stockholders of the Company shall have approved the Senior Secured Loan and the issuance of the Warrants to the Purchasers by January 31, 2003.

(ii)   550 Digital Media Ventures, Inc. (“550 DMV”) shall have agreed to subordinate indebtedness owed by the Company to 550 DMV pursuant to a subordination agreement in a form approved by the lender of the Senior Secured Loan (if the lender is a third party commercial lender) and if the Senior Secured Loan is made by Purchasers, 550 DMV shall have agreed to a pari passu form of agreement for its security interest vis-à-vis the Purchasers’ security interest.

(iii)  The Company shall have provided to the Purchasers final forms of documents relating to each of the transactions proposed to be financed by loan proceeds and such documents (the “Deal Documents”) and the transactions reflected in the Deal Documents shall be acceptable to the Purchasers in their reasonable discretion.

(iv)  The representations and warranties specified in this Agreement shall be true and correct, as if made on the closing date of the Senior Secured Loan, and the conditions to closing specified in this Agreement shall be satisfied, even if they were previously waived by the Purchasers.

(v)   The Company shall have delivered such other opinions and satisfied such other customary closing conditions as the lender shall require.

12.           Definitions. Unless the context otherwise requires, the terms defined in this Section 12 shall have the meanings specified for all purposes of this Agreement.

Except as otherwise expressly provided, all accounting terms used in this Agreement, whether or not defined in this Section 12, shall be construed in accordance with United States generally accepted accounting principles. If and so long as the Company has one or more Subsidiaries, such accounting terms shall be determined on a consolidated basis for the Company and each of its Subsidiaries, and the financial statements and other financial information to be furnished by the Company pursuant to this Agreement shall be consolidated and presented with consolidating financial statements of the Company and each of its Subsidiaries.

“Affiliate” and “Associate” have the respective meanings assigned to such terms in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

“Agreement” means this Agreement.

“Alternative Transaction” has the meaning assigned to it in Section 8.1 hereof.

“Amended and Restated Promissory Note” means the amended and restated promissory note in the form of Exhibit E.

“Certificate of Designation” has the meaning assigned to it in Section 1 hereof.

“Closing” has the meaning assigned to it in Section 3 hereof.

“Closing Date” has the meaning assigned to it in Section 3 hereof.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” has the meaning assigned to it in Section 1 hereof.

“Company Intellectual Property” shall have the meaning assigned to it in Section 5.12 hereof.

“Conversion Shares” means the shares of Common Stock issuable upon conversion of the Series C Preferred Shares.

“Employee Benefit Plans” has the meaning assigned to it in Section 5.24 hereof.

“Encumbrances” has the meaning assigned to it in Section 5.2 hereof.

“Environmental Law” has the meaning assigned to it in Section 5.27 hereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Stock Option Plans” means the eUniverse, Inc. 1999 Stock Awards Plan.

“GAAP” means U.S. generally accepted accounting principles consistently applied.

“Governmental Entity” means any national, federal, state, municipal, local, territorial, foreign or other government or any department, commission, board, bureau, agency, regulatory authority or instrumentality thereof, or any court, judicial, administrative or arbitral body or public or private tribunal.

“Hazardous Material” has the meaning assigned to it in Section 5.27 hereof.

“Intellectual Property” has the meaning assigned to it in Section 5.12 hereof.

“Liquidation” means any voluntary or involuntary liquidation, dissolution, or winding up of the affairs of the Company.

“Material Adverse Effect” has the meaning assigned to it in Section 5.3 hereof.

“Material Contract” means any contract, the absence of which would have a Material Adverse Effect.

“Permitted Acquisition” means any acquisition by the Company or any Subsidiary of (i) any business or assets with a purchase price of $350,000 or less (including all assumed debt, all cash payments, and the fair market value of all securities or other property issued as consideration) or (ii) any business or assets for which the consent or approval of the Purchasers has been given.

“Person” means and includes all natural persons, corporations, business trusts, associations, companies, partnerships, joint ventures, limited liability companies and other entities and governments and agencies and political subdivisions.

“Purchase Price” has the meaning assigned it in Section 2 hereof.

“Purchasers” has the meaning assigned it in the introductory paragraph of this Agreement, and for purposes of Article 7 or as otherwise determined by Purchasers, shall include members, partners, and Affiliates of the Purchasers.

“Real Property” shall have the meaning assigned to it in Section 5.7 hereof.

“Registration Rights Agreement” means the Registration Rights Agreement substantially in the form attached hereto as Exhibit C.

“SEC” means the Securities and Exchange Commission.

“SEC Documents” has the meaning assigned to it in Section 5.8 hereof.

“Secured Promissory Note” means that certain Secured Promissory Note dated July 15, 2003 from the Company payable to the order of VP Alpha Holdings IV, L.L.C., in the amount of $2.5 million.

“Securities” has the meaning assigned to it in Section 1 hereof.

“Securities Act” or “Act” means the Securities Act of 1933, as amended.

“Series C Preferred Shares” has the meaning assigned to it in Section 1 hereof.

“Subsidiary” means any corporation, association trust, limited liability company, partnership, joint venture or other business association or entity (i) at least 50% of the outstanding voting securities of which are at the time owned or controlled directly or indirectly by the Company or (ii) with respect to which the Company possesses, directly or indirectly, the power to direct or cause the direction of the affairs or management of such Person.

“Transaction Documents” has the meaning assigned to it in Section 5.3 hereof.

“Warrant” means the 5 year warrant issuable to the Purchasers in the form of Exhibit G.

13.           Enforcement.

13.1         Remedies.  If any representation or warranty made by or on behalf of any party hereto, in this Agreement or in any certificate, report, or other instrument delivered under or pursuant to any term hereof shall be untrue or misleading as of the date of this Agreement or as of the Closing Date or as of the date it was made, furnished or delivered, or any covenant made by a party hereto shall be breached by such party, the other party or parties may proceed to protect and enforce its rights under the arbitration provision of Section 14.11, whether for the specific performance of any term contained in this Agreement, the Certificate of Designation or any other Transaction Document or for an injunction against the breach of any such term or in aid of the exercise of any power granted in this Agreement, any other Transaction Document or the Certificate of Designation, or to enforce any other legal or equitable right of such party, or to take any one or more of such actions.

13.2         Cumulative Remedies.  None of the rights, powers or remedies conferred upon the Purchasers on the one hand, or the Company, on the other hand, shall be mutually exclusive, and each such right, power, or remedy shall be cumulative and in addition to every other right, power, or remedy, whether conferred hereby or by the Transaction Documents or now or hereafter available at law, in equity, by statute or otherwise.

14.           Miscellaneous.

14.1         Waivers and Amendments. Upon the approval of the Company and the written consent of the Purchasers (a) the obligations of the Company and the rights of the Purchasers under this Agreement may be waived (either generally or in a particular instance, either retroactively or prospectively and either for a specified period of time or indefinitely), and (b) the Company may enter into a supplementary agreement for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement, or of any supplemental agreement or modifying in any manner the rights and obligations hereunder or thereunder of the Purchasers and the Company.

The foregoing notwithstanding, no such waiver or supplemental agreement shall affect any of the rights of any holder of a Security created by the Certificate of Designation without compliance with all applicable provisions of the Certificate of Designation.

Neither this Agreement, nor any provision hereof, may be changed, waived, discharged or terminated orally or by course of dealing, but only by a statement in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, except to the extent provided in this Section 14.1.

14.2         Notices. All notices, requests, consents and other communications required or permitted hereunder shall be in writing and shall be hand delivered or mailed postage prepaid by registered or certified mail or transmitted by facsimile transmission (with immediate telephonic confirmation thereafter),

(a)   If to the Purchasers:

VantagePoint Venture Partners

1001 Bayhill Drive, Suite 300

San Bruno, CA 94066

Attention:  General Counsel

Facsimile No.: (650) 869-6344

with a copy to:

Orrick, Herrington & Sutcliffe LLP

400 Sansome Street

San Francisco, CA 94111

Attention: Dora Mao, Esq.

Facsimile No.: (415) 773-5759

or (b) If to the Company:

eUniverse, Inc.

6060 Center Drive, Suite 300

Los Angeles, CA 90045

Facsimile No.: 310-215-2757

Attn: President

with a copy to:

Fulbright & Jaworski L.L.P.

865 South Figueroa St.

Los Angeles, CA 90017

Attention: Keith Biancamano, Esq.

Facsimile No.: (213) 680-4518

or at such other address as the Company or the Purchasers may specify by written notice to the others, and each such notice, request, consent and other communication shall for all purposes of the Agreement be treated as being effective or having been given when delivered if delivered personally, upon receipt of facsimile confirmation if transmitted by facsimile, or, if sent by mail, at the earlier of its receipt or 72 hours after the same has been deposited in a regularly maintained receptacle for the deposit of United States mail, addressed and postage prepaid as aforesaid.

14.3         Termination of Agreement. This Agreement may be terminated prior to the Closing as follows:

(a)   by mutual consent of the Purchaser and the Company;

(b)   at the election of either party, if the Closing has not been consummated as of December 31, 2003; provided that the right to terminate this Agreement under this Section 13.3(b) shall not be available to either party whose material misrepresentations, material breach of warranty or failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date;

(c)   at the election of the Purchasers, if the Company has materially breached any representation, warranty, covenant or agreement contained in this Agreement;

(d)   at the election of the Company, if the Purchasers has materially breached any representation, warranty, covenant or agreement contained in this Agreement.

14.4         Indemnification.  The Company agrees to protect, indemnify, defend and hold harmless each Purchaser and all of its members, Affiliates, partners, and their respective directors, members, attorneys (including, without limitation, those retained in connection with the transactions contemplated by the Transaction Documents), representatives, officers, and employees (collectively, the “Indemnitees”) from and against any and all liabilities, losses, damages or expenses (including in respect of or for attorney’s fees and other expenses) of any kind or nature and from any suits, claims or demands, causes of action, proceedings, (payable by the Company monthly in advance of being incurred if the Company is not immediately assuming satisfactory defense of the matter, in the amounts reasonably estimated by the Indemnitee to be incurred) arising on account of, relating to, in connection with, or as a result of (i) any breach of a representation or warranty of the Company contained herein, (ii) any breach of any covenant, agreement or obligation of the Company contained in any of the Transaction Documents, (iii) any use by the Company of any proceeds of the Securities, and (iv) any violation by the

Company, its Subsidiaries or their respective officers, directors and employees of the Securities Act, the Exchange Act, or any other applicable rule, regulation or law arising on account of, relating to, in connection with, or as a result of the Transaction Documents and/or the transactions contemplated therein, except to the extent such liability is finally judicially determined to directly arise from the willful misconduct or gross negligence of any such Indemnitee.  Upon receiving knowledge of any suit, claim or demand asserted by a third party that Indemnitee believes is covered by this indemnity, Indemnitee shall give the Company notice of the matter and an opportunity to defend it, at the Company’s sole cost and expense, with legal counsel reasonably satisfactory to Indemnitee. Any failure or delay of Indemnitee to notify the Company of any such suit, claim or demand shall not relieve the Company of its obligations under this Section 14.4 but shall reduce such obligations to the extent of any increase in those obligations caused solely by any such failure or delay which is unreasonable.  The obligations of the Company under this Section 14.4 shall survive the payment and performance of the Company’s obligations under the Transaction Documents.

14.5         Survival of Representations and Warranties, etc. All representations and warranties made in, pursuant to or in connection with this Agreement shall survive the Closing Date for a period of three (3) years, notwithstanding any investigation at any time made by or on behalf of the Purchasers, and the sale and purchase of the Securities and payment therefor; and all statements contained in any certificate or schedule delivered or to be delivered to the Purchasers by or on behalf of the Company at the Closing pursuant to this Agreement or in connection with or contemplation of the transactions herein contemplated shall constitute representations and warranties by the Company hereunder.

14.6         No Implied Waivers. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

14.7         Successors and Assigns. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective parties hereto, the successors and assigns of the Purchasers and the successors of the Company, whether so expressed or not. None of the parties hereto may assign any of its rights or obligations hereunder without the prior written consent of the other parties hereto; provided, however, each Purchaser may assign all or a portion of its rights hereunder to its members, partners, and Affiliates without consent of the Company.

14.8         Headings. The headings of the Sections and paragraphs of this Agreement have been inserted for convenience of reference only and do not constitute a part of this Agreement.

14.9         Governing Law. The internal laws, and not the laws of conflicts of California shall govern the enforceability and validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the parties.

14.10       Transaction Expenses.  The Company shall pay to counsel to the Purchasers at the Closing by wire transfer, Purchasers’ attorneys’ fees and due diligence expenses incurred in connection with this transaction.  Whether or not the transactions contemplated hereby are consummated, the Company will pay all out-of-pocket legal, accounting and due diligence fees and expenses incurred by Purchasers in connection with the transactions contemplated hereby.

14.11       Dispute Resolution.  In the event of any dispute arising out of or relating to this Agreement, then such dispute shall be resolved solely and exclusively by confidential binding arbitration with the San Francisco branch of JAMS (“JAMS”) to be governed by JAMS’ Commercial Rules of Arbitration (the “JAMS Rules”) and heard before one arbitrator.  The parties shall attempt to mutually select the arbitrator.  In the event they are unable to mutually agree, the arbitrator shall be selected by the procedures prescribed by the JAMS Rules.  Each party shall bear its own attorneys’ fees, expert witness fees, and costs incurred in connection with any arbitration.

14.12       Waiver of Jury Trial.

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, AND AGREE TO THE ARBITRATION PROVISION CONTAINED IN SECTION 14.11.

14.13       Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, with the same effect as if all parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

14.14       Entire Agreement. This Agreement and the other Transaction Documents contain the entire agreement among the parties hereto with respect to the subject matter hereof and such Agreement supersedes and replaces all other prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof.

14.15       Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

14.16       Efforts. The Company and the Purchasers shall each cooperate with the other and use (and shall cause their respective Subsidiaries to use) their respective commercially reasonable best efforts to promptly (i) take or cause to be taken all necessary actions, and do or cause to be done all things, necessary, proper or advisable under this Agreement and applicable laws to consummate and make effective all the transactions contemplated by this Agreement as soon as practicable, including, without limitation, preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtain all approvals required to be obtained from any third party necessary, proper or advisable to the transactions contemplated by this Agreement.

14.17       Construction.  All provisions of this Agreement have been negotiated at arms length, each party having legal counsel, and this Agreement shall not be construed for or against any party by reason of the authorship or alleged authorship of any provision hereof.  The language in this Agreement shall be construed as to its fair meaning and not strictly for or against any party.

14.18       Publicity. The Company hereby covenants and agrees not to disclose the transactions contemplated hereby or by the Transaction Documents without the consent of the Purchasers, except for disclosures required under applicable securities laws.

[Execution Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Stock Purchase Agreement to be duly executed as of the day and year first above below.

Dated:	October 31, 2003

eUniverse, Inc.

		By:	/s/ Brett Brewer
		Name:	Brett Brewer
		Title:	President

VantagePoint Venture Partners IV (Q), L.P.
By: VantagePoint Venture Associates IV,
L.L.C.,
Its General Partner

		By:	/s/ Alan E. Salzman
		Name:	Alan E. Salzman
		Title:	Managing Member

VantagePoint Venture Partners IV, L.P.
By: VantagePoint Venture Associates IV,
L.L.C.
Its General Partner

		By:	/s/ Alan E. Salzman
		Name:	Alan E. Salzman
		Title:	Managing Member

VantagePoint Venture Partners IV Principals
Fund, L.P.
By: VantagePoint Venture Associates IV,
L.L.C.
Its General Partner

		By:	/s/ Alan E. Salzman
		Name:	Alan E. Salzman
		Title:	Managing Member

[Signature Page to Series C Preferred Stock Purchase Agreement]

EXHIBITS

Schedule of Purchasers

Exhibit A:        Form of Series C Certificate of Designation

Exhibit B:         Form of Series C-1 Certificate of Designation

Exhibit C:         Form of Registration Rights Agreement

Exhibit D:         Voting Agreement

Exhibit E:         Amended and Restated Promissory Note

Exhibit F:         Form of Indemnification Agreement

Exhibit G:         Form of Warrant

Exhibit H:         Form of Company Legal Opinion

Disclosure Schedule

SCHEDULE OF PURCHASERS

Purchaser	Aggregate Purchase Price	Number of Shares
VantagePoint Venture Partners IV (Q), L.P.	$7,247,199.50	4,831,466
VantagePoint Venture Partners IV, L.P.	$726,400.50	484,267
VantagePoint Venture Partners IV Principals Fund, L.P.	$26,400.00	17,600

Exhibit A

Form of Series C Certificate of Designation

Exhibit B

Form of Series C-1 Certificate of Designation

Exhibit C

Form of Registration Rights Agreement

Exhibit D

Voting Agreement

Exhibit E

Amended and Restated Promissory Note

Exhibit F

Form of Indemnification Agreement

Exhibit G

Form of Warrant

Exhibit H

Form of Company Legal Opinion